Filed pursuant to Rule 433

Registration Statement No. 333-220694

Relating to Preliminary Prospectus Supplement dated January 12, 2021

Republic of Colombia

Final Term Sheet

U.S. $1,300,000,000 3.875% Global Bonds due 2061

Issuer:	Republic of Colombia
Transaction:	3.875% Global Bonds due 2061 (“2061 Global Bonds”)
Expected Issue Ratings*:	Baa2 / BBB-/ BBB- (Moody’s, negative / S&P, negative / Fitch, negative)
Format:	SEC Registered
Principal Amount:	U.S. $1,300,000,000
Pricing Date:	January 12, 2021
Settlement Date:	January 22, 2021 (T+7)
Make-Whole Call:	Prior to August 15, 2060 at a discount rate of Treasury Yield plus 35 basis points
Par Call:	On and after August 15, 2060 (six months before the maturity date) redeemable at 100.000%
Maturity Date:	February 15, 2061
Interest Payment Dates:	February 15 and August 15 of each year, commencing August 15, 2021, to the holders of record on February 1 and August 1 preceding each payment date
Benchmark Treasury:	1.375% UST due August 15, 2050
Benchmark Treasury Price and Yield:	88-11+ and 1.890%
Spread to Benchmark Treasury:	+210 bps
Yield to Maturity:	3.990%
Coupon:	3.875%
Price to Public:	97.707% not including accrued interest
Gross Proceeds (before underwriting discount and expenses) to Issuer:	U.S. $1,270,191,000 plus accrued interest, if any, from January 22, 2021
Day Count:	30/360
Denominations:	U.S. $200,000 and increments of U.S. $1,000 in excess thereof
Listing and Trading:	Application will be made to list the 2061 Global Bonds on the official list of the Luxembourg Stock Exchange and to trade on the Euro MTF Market.
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC
Preliminary Prospectus Supplement:	https://www.sec.gov/Archives/edgar/data/917142/000119312521006810/d752776d424b3.htm

Clearing:	DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V. as operator of the Euroclear System plc, and Clearstream Banking, société anonyme.
CUSIP/ISIN:	195325DX0/US195325DX04

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction, revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at +1 (800) 211-1037, Deutsche Bank Securities Inc. toll-free at +1-800-503-4611 or J.P. Morgan Securities LLC toll-free at +1-866-846-2875.

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